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                                                                    EXHIBIT 99.1

                                                                    NEWS RELEASE

                        [CELERIS CORPORATION LETTERHEAD]


CONTACT: PAUL R. JOHNSON
         CHIEF FINANCIAL OFFICER
         (615) 341-0223


                          CELERIS CORPORATION LAUNCHES
                       KNOWLEDGEPORT(TM) SECURE WEB PORTAL
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        CLIENT ACCESS TO CRITICAL INFORMATION ON AN ONGOING, SECURE BASIS
              HELPS TO ENSURE PROJECT SUCCESS AND PRODUCT APPROVAL

NASHVILLE, Tennessee (November 17, 2000) -- Celeris Corporation (Nasdaq/NM:CRSC), a provider of specialty clinical research services to pharmaceutical, medical device and biotechnology companies, today announced the launch of the Company's KnowledgePort(TM) secure web portal, providing clients with continuous access to their clinical study data. The availability of this information helps ensure project success by providing clients with up-to-date information necessary to evaluate projects and make better-informed decisions during the course of the clinical research project.

         Barbara A. Cannon, president and chief executive officer of Celeris Corporation, said, "KnowledgePort(TM) empowers our customers to continually review their clinical data and evaluate our progress in conducting the clinical research studies. We believe that providing this type of service will result in better relationships with our clients and provide them with a significant advantage in assessing the status of ongoing studies. In effect, our clients will be able to look at data with us during the entire research process, which we believe enhances the value of our quality service."

         KnowledgePort(TM) was designed to provide continuous access to study conduct and management information using pull technology and provides for virtual private network-type security without installing an operating system or special software. Celeris' clients and employees will have unprecedented access to study management information as well as access to safety and efficacy data. KnowledgePort(TM) also acts as a repository for casebooks scanned into Portable Document Format (PDF) as well as datasets ready for analysis. Through KnowledgePort(TM), tools previously used by Celeris' employees for the efficient conduct of the clinical research study are now extended to Celeris' clients.


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CRSC Launches KnowledgePort(TM)
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November 17, 2000


         Dr. Donald F. Fortin, vice president data management for Celeris, added, "We are very excited to be leading the research services industry with this application technology. KnowledgePort(TM) is the integration of a number of best-of-breed hardware and software technologies from vendors such as Oracle, SAS, Verisign, Adobe, Microsoft, Red Hat, and Sun Microsystems. For the first time, our clients will have the ability to access cumulative clinical data - summary reports and datasets. This will enable pharmaceutical, biotech, and device clients to evaluate their clinical data for trend analysis, shorten R&D timelines, and ultimately enhance their chances for product approval on a more timely basis. The use of these tools has already resulted in a reduction of time necessary for database closure as well as a reduction in time required to resolve queries. These efficiencies result in products being approved in a more timely manner."

         Celeris Corporation is a provider of specialty clinical research services and information technology services that expedite and streamline the clinical trial and regulatory submission process for pharmaceutical, medical device and biotechnology manufacturers.

         This press release may contain "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include statements of intent, belief or current expectations of Celeris Corporation and its management. Such forward-looking statements are not guarantees of future results and involve risks and uncertainties that may cause actual results to differ materially from the results discussed in the forward-looking statements. Risks and uncertainties that may cause such differences include, but are not limited to the uncertainty of market acceptance of the Company's new clinical research services; changes in the Company's backlog including potential cancellation, delay or change in the scope of client contracts for clinical research services; the Company's dependence on a single client for a material portion of the Company's revenues; the timing of the development of the Company's Internet capabilities, and the related market acceptance thereof; and other risk factors detailed in the Company's Securities and Exchange Commission filings, including the Company's Form 10-K for the year ended December 31, 1999.

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